Exhibit 23.2

Professionals in resources, mining, processing, construction and the environment	www.cam-llc.com

March 11, 2005

Canyon Resources Corporation
14142 Denver West Parkway, Suite 250
Golden, Co. 80401

Gentlemen:

Chlumsky, Armbrust & Meyer, LLC (“CAM”) does hereby consent to the use of our report on the Pre-Feasibility Study of the McDonald Gold Project dated September 30, 2003 (the “Report”), by Canyon Resources Corporation (the “Company”), as the Report appears in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004. CAM further consents to the incorporation by reference of our Report in the Company’s Registration Statement on Form S-8 (No. 333-120534).

Sincerely,

CHLUMSKY, ARMBRUST & MEYER LLC

/s/ Gregory F. Chlumsky Gregory F. Chlumsky Principal

200 Union Boulevard, Suite G13
Lakewood, Colorado 80228
Telephone: 303-716-1617
Fax: 303-716-3386